                                                                   Exhibit 12(a)



                           J. C. Penney Company, Inc.
                       (the Company and all subsidiaries)

      Computation of Ratios of Available Income to Combined Fixed Charges
                    and Preferred Stock Dividend Requirement



                                            52 weeks   52 weeks
                                              ended      ended
                                            --------   --------
                                            April 29,  April 30,
                                               1995       1994
                                            --------   --------

($ Millions)
Income from continuing operations
  (before income taxes,
  before capitalized interest,
  but after preferred stock dividend)          $1,537     $1,585
                                               ------     ------

Fixed charges

  Interest (including capitalized
   interest)

     On operating leases                           95         97
     On short term debt                           108         51
     On long term debt                            232        232
     On capital leases                              7          9
     Other, net                                    (1)         0
                                               ------     ------
          Total fixed charges                     441        389

Preferred stock dividend, before taxes             49         52
                                               ------     ------

Combined fixed charges and preferred stock
  dividend requirement                            490        441
                                               ------     ------

Total available income                         $2,027     $2,026
                                               ======     ======

Ratio of available income to combined
  fixed charges and preferred stock
  dividend requirement                            4.1        4.6
                                               ======     ======


The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.

The Company believes that, due to the seasonal nature of its business, ratios for a period other than a 52 week period are inappropriate.